UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 12, 2013

ENTROPIC COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33844	33-0947630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6290 Sequence Drive

San Diego, CA 92121

(Address of Principal Executive Offices and Zip Code)

(858) 768-3600

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Results of Operations and Financial Condition.

On March 12, 2013, Entropic Communications, Inc. (“Entropic”) and its landlord, Kilroy Realty, L.P. (“Kilroy”), entered into a Second Amendment to Office Lease, which has an effective date of February 21, 2013 (the “Amendment”). The Amendment amends Entropic’s headquarters lease in San Diego, California. Under the amendment, Entropic will substitute its current 90,000 square foot leased premises at 6290 Sequence Drive for an adjacent 130,000 square foot building located at 6260 Sequence Drive.

The term of the lease, which otherwise would have expired on January 1, 2015, has been extended to January 1, 2022. Entropic will see no increase in its rent costs through January 1, 2015. Thereafter, annual rents will start at approximately $2.5 million and will increase 3% to 4% per year through the end of the term. As a result of the Amendment, Entropic will record a non-cash GAAP charge of approximately $1 million over the remainder of 2013 for the accelerated depreciation expense related to the tenant improvements in its current facility. The additional space in the new facility will help accommodate Entropic’s anticipated future growth. Entropic expects to move into the new facility in the fourth quarter of 2013.

A copy of the Amendment will be filed as an exhibit to Entropic’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

ENTROPIC COMMUNICATIONS, INC.

Dated: March 14, 2013	By:	/s/ David Lyle
David Lyle
Chief Financial Officer